Exhibit 99.3

FOR IMMEDIATE RELEASE

SUPERVALU Closes Acquisition of Premier Retail Properties of Albertson’s

MINNEAPOLIS – June 2, 2006 – SUPERVALU INC. (NYSE: SVU) today announced that it has completed the merger to acquire the premier retail properties of Albertson’s, Inc., which include the operations of Acme Markets, Bristol Farms, Jewel, Shaw’s Supermarkets, Star Markets, and Albertsons banner stores in the Intermountain West, Northwest and Southern California regions. SUPERVALU has also acquired the related in-store pharmacies under the Osco Drug and Sav-on banners. As a result of the acquisition, which totals more than 1,100 stores, the new SUPERVALU becomes the nation’s third-largest supermarket chain by revenues.

“Today, SUPERVALU begins a new era with significant momentum as a national retail powerhouse. This transformational transaction creates a company with some of the nation’s most prestigious supermarket banners, a network of approximately 2,500 store locations in many of the best geographies – with leading shares in several major markets – and a massive supply chain to fuel both our own retail operations and serve our valued independent retail customers better than anyone else can,” said Jeff Noddle, SUPERVALU chairman and chief executive officer. “Today, we are a stronger retailer that’s well-positioned for the future.”

About SUPERVALU INC.

SUPERVALU INC. is one of the largest companies in the United States grocery channel. SUPERVALU holds leading market share positions across the U.S. with its approximately 2,500 retail grocery locations. Through SUPERVALU’s nationwide supply chain network, the company provides distribution and related logistics support services to more than 5,000 grocery retail endpoints across the country. SUPERVALU currently has approximately 200,000 employees. For more information about SUPERVALU visit http://www.supervalu.com.

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Except for the historical and factual information contained herein, the matters set forth in this filing, including statements as to the expected benefits of the acquisition such as efficiencies, cost savings, market profile and financial strength, and the competitive ability and position of the combined company, and other statements identified by words such as “estimates,” “expects,” “projects,” “plans,” and similar expressions are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the anticipated benefits from the acquisition cannot be fully realized or may take longer to realize than expected, the possibility that costs or difficulties related to the integration of Albertsons operations into SUPERVALU will be greater than expected, the impact of competition and other risk factors relating to our industry as detailed from time to time in SUPERVALU’s reports filed with the SEC. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, SUPERVALU undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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SUPERVALU CONTACTS:

Yolanda Scharton (Investors)

952-828-4540

yolanda.scharton@supervalu.com

Haley Meyer (Media)

952-828-4786

haley.meyer@supervalu.com